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Exhibit 5.4

March 28, 2016

TO:	TransCanada Corporation 450 - 1st Street S.W. Calgary, Alberta, Canada T2P 5H1
Re:	TransCanada Corporation (the Corporation)

Dear Ladies and Gentlemen:

We hereby consent to the reference to our firm name on the third page and under the headings "Certain Canadian Federal Income Tax Considerations", "Eligibility for Investment", "Legal Matters", "Documents Filed As Part Of The Registration Statement" and "Interests Of Experts" in the prospectus included as part of the registration statement on Form F-10 (Registration No. 333-210256) of the Corporation.

In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Yours truly,

(signed) "Norton Rose Fulbright Canada LLP"

Norton Rose Fulbright Canada LLP

CALGARY 2635342/1

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  Exhibit 5.4